UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2022

LUMENT FINANCE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35845	45-4966519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Park Avenue, 20th Floor

New York, New York 10169

(Address of principal executive offices)

(212) 317-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	LFT	New York Stock Exchange
7.875% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share	LFTPrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 22, 2022, Lument Finance Trust, Inc. (the “Company”), as borrower, and its subsidiaries Five Oaks Acquisition Corp. and Hunt CMT Equity, LLC (k/n/a Lument CMT Equity, LLC), each as a guarantor, entered into an amendment (the “Fourth Amendment”) to the Credit and Guaranty Agreement, dated January 15, 2019 (as amended by the First Amendment to Credit and Guaranty Agreement, dated February 13, 2019, the Second Amendment to Credit and Guaranty Agreement, dated July 9, 2020, the Third Amendment to Credit and Guaranty Agreement, dated April 21, 2021, and the Amended and Restated Third Amendment to Credit and Guarantee Agreement, dated August 23, 2021, as amended prior to the date of the Fourth Amendment, the “Credit and Guaranty Agreement”), with Cortland Capital Market Services LLC, as the administrative agent and collateral agent (the “Administrative Agent”), and the lenders party thereto.

The Fourth Amendment amends the Credit and Guaranty Agreement (such agreement, as amended by the Fourth Amendment, the “Amended Credit and Guaranty Agreement”), to amend the maximum total net leverage ratio financial covenant.

The Company has agreed to pay the lenders a customary fee and reimburse certain expenses incurred by the lenders in connection with the Fourth Amendment.

This summary does not purport to be complete and is qualified in its entirety by reference to the Fourth Amendment to Credit and Guaranty Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01	Other Events.

On February 22, 2022, the Company issued a press release announcing the final results of its transferable rights offering. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference. The rights offering closed on February 22, 2022. The Company issued and sold 27,277,269 shares of common stock for gross proceeds of approximately $83.5 million.

In connection with the closing of the rights offering, the Company’s board of directors: (i) waived the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit (each as defined in the Company’s charter) for OREC Investment Holdings, LLC (“OREC”), an affiliate of the Company’s external manager, designated OREC as an Excepted Holder (as defined in the Company’s charter) and established an Excepted Holder Limit (as defined in the Company’s charter) of 27.4% for OREC; (ii) increased the Excepted Holder Limit previously established for James C. Hunt, a member of the Company’s board of directors, and Hunt Companies Equity Holdings, LLC from 11.8% to 14.0%; and (iii) decreased the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit and the Series A Ownership Limit (as defined in the Company’s charter) for persons other than Excepted Holders and Series A Excepted Holders (as defined in the Company’s charter), as applicable, from 9.8% to 8.75%. On February 25, 2022, the Company filed with the State Department of Assessments and Taxation of Maryland a Certificate of Notice reflecting the decrease in the ownership limits described above.

Item 9.01	Exhibits.

(d)       Exhibits.

4.1	Certificate of Notice of Lument Finance Trust, Inc.

10.1	Fourth Amendment to Credit and Guaranty Agreement, dated February, 22, 2022, by and among Lument Finance Trust, Inc., Five Oaks Acquisition Corp., Hunt CMT Equity, LLC, Cortland Capital Market Services LLC, as the administrative agent and collateral agent, and the lenders party thereto.

99.1	Press Release of Lument Finance Trust, Inc., dated February 22, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMENT Finance Trust, Inc.

Date: February 25, 2022	By:	/s/ James A. Briggs
James A. Briggs
Chief Financial Officer